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                                                                    EXHIBIT 99.1






[R & B FALCON LOGO]                               [CLIFFS DRILLING COMPANY LOGO]

For additional information contact:                     Charles R. Ofner
                                                        R&B Falcon Corporation
                                                        (281) 496-5000

                                                        Edward A. Guthrie
                                                        Cliffs Drilling Company
                                                        (713) 651-9426




          R&B FALCON CORPORATION AND CLIFFS DRILLING COMPANY ANNOUNCE
                    EXECUTION OF DEFINITIVE MERGER AGREEMENT

         Houston, Texas, August 21, 1998.... R&B Falcon Corporation ("R&B
Falcon") (NYSE:FLC) and Cliffs Drilling Company ("Cliffs Drilling") (NYSE:CDG) announced today the signing of a definitive merger agreement for the merger of the two companies.

Under the terms of the definitive agreement, which has been approved by the Boards of Directors of both companies, each share of common stock of Cliffs Drilling will be exchanged for 1.7 shares of newly issued common stock of R&B Falcon. The exchange of shares for both companies is expected to be tax-free, and transaction will be accounted for as a purchase.

The merger will result in an expanded shallow water presence for R&B Falcon with the addition of sixteen Cliffs Drilling jackups, ten of which operate in the U.S. Gulf of Mexico. Cliffs Drilling's international jackup rigs are working in Trinidad, Venezuela, Mexico and Qatar. R&B Falcon already operates the industry's largest fleet of transition zone rigs, and this merger will make R&B Falcon the world's largest operator of jackup drilling rigs with forty-two units in service. Additionally, the merger will add three self-contained platform rigs working in Trinidad and Brazil, eleven land rigs in Venezuela, and four mobile offshore production units (MOPU's) working in the U.S. Gulf of Mexico, Qatar and Nigeria.

In addition to its continuing expansion in shallow water, R&B Falcon remains focused on developing the industry's leading market position in ultra deep water. Including units under construction, R&B Falcon has a fleet of 15 semisubmersibles and drillships capable of operating in excess of 3000' water depths.

Douglas E. Swanson, Chairman of the Board and CEO of Cliffs Drilling, will become the head of a third business unit of the Company, focusing on expanding business opportunities in Venezuela and the international shallow water markets for both current Cliffs Drilling and R&B Falcon jackups and inland barges. In this regard, the Cliffs Drilling well engineering and management services group is expected to play a major role by expanding market opportunities via turnkey and integrated services drilling contracts. Mr. Swanson will also become a member of the Board of Directors of R&B Falcon Corporation, bringing the number of directors to eleven.

Steven A. Webster, R&B Falcon's President & CEO, commented, "Cliffs Drilling's position in attractive markets and its quality rig fleet provide an excellent business fit with R&B Falcon. In particular, consolidation of our shallow water jackup fleets and Venezuelan operations provides
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opportunities for operational efficiency and business expansion.  With its international experience and ability to provide turnkey and integrated services, Cliffs Drilling will further R&B Falcon's strategy of exploiting growth potential through our large equipment base in emerging international shallow water and transition zone markets. This transaction will better position us to compete in a changing worldwide market environment."

Mr. Swanson stated, "The R&B Falcon merger provides an excellent opportunity for Cliffs Drilling to expand and diversify its operations by optimizing utilization of R&B Falcon and Cliffs Drilling equipment. We believe the combination will provide for further growth opportunities in the international offshore area, turnkey drilling and engineering services."

R&B Falcon Corporation operates the world's largest fleet of 115 marine-based drilling rigs for the international oil and gas industry consisting of twelve drillships (including seven under construction), eleven semisubmersible rigs (including two under construction), 26 jackups, three submersible rigs, two tender rigs, 60 barge drilling and workover rigs and a floating production vessel. R&B Falcon actively markets 101 of these units in the offshore and inland waters worldwide. R&B Falcon also operates a leading offshore and inland marine towing and service business.

Cliffs Drilling Company is an international offshore contract drilling company which provides daywork and turnkey drilling services, mobile offshore production units and well engineering and management services.





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